Exhibit (a)(26)


                            WHX EXTENDS TENDER OFFER

                  New York -- May 20, 1997 -- WHX Corporation (NYSE: WHX) announced today that its wholly-owned subsidiary, SB Acquisition Corp., is extending the expiration and withdrawal date of its current tender offer for any and all shares of common stock of Dynamics Corporation of America (NYSE: DYA) until 12:00 midnight on Tuesday, May 27, 1997. As of the close of business today, approximately 850,000 shares had been tendered to the Depositary.